Exhibit 10.1

2017 Named Executive Officer Compensation

Name	Base Salary (Annual Rate) (1)	Target Performance Bonus (% of Base Salary) (2)	Options Granted (3)	RSUs Awarded (4)
Lisa D. Earnhardt	$540,000	75%	252,000	54,000
President and Chief Executive Officer

Jeryl L. Hilleman	$367,900	45%	70,000	15,000
Chief Financial Officer

Richard E. Kaufman	$342,900	35%	42,000	9,000
Senior Vice President and Chief Operating Officer

James W. Stambaugh	$290,000	35%	52,500	11,300
Vice President, Clinical Affairs

(1)	Effective January 1, 2017.
(2)	The actual bonus to be awarded will be at the Compensation Committee’s discretion based on the Company’s performance against financial and clinical milestone objectives as determined by the Compensation Committee.
(3)	Granted by the Compensation Committee on January 18, 2017. The exercise price per share of such option grant is $13.05, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares subject to each option will vest commencing January 1, 2017 in equal monthly installments over four years following a six month cliff vesting period, except for Mr. Stambaugh’s whose vesting will commence on March 1, 2017.
(4)	Granted by the Compensation Committee on January 18, 2017. Restricted stock units will vest commencing January 1, 2017 in equal annual installments over three years, except for Mr. Stambaugh’s whose vesting will commence on March 1, 2017.